April 20, 2026

Contact:
Media Relations
newsroom@alaskaair.com

Alaska Air Group and Bank of America Expand Long-Standing Credit Card Partnership
Strengthens co-branded credit card portfolio and supports growth of the Atmos Rewards program

Cardholders will benefit from enhanced value across the full suite of Atmos Rewards credit cards over time
Alaska Air Group will move toward a single issuer for its Atmos Rewards credit cards
The extended partnership is expected to drive incremental value for both companies

SEATTLE / CHARLOTTE — Alaska Air Group Inc. (NYSE: ALK) and Bank of America (NYSE: BAC) today announced a multi-year extension of their co-branded credit card agreement – a continuation of the bank’s largest co-brand partnership. For more than 30 years, the strategic partnership has put an industry leading co-branded credit card in the wallet of millions of travelers and helped build various features of the airline’s brand, including the famous Companion Fare.

“Bank of America has been a foundational partner to Alaska’s growth over the last few decades,” said Ben Minicucci, Chief Executive Officer of Alaska. “Together, they have helped us build the airline industry’s most generous and valuable loyalty program. Extending this partnership will mean even greater benefits for cardholders, taking them further as Alaska and Hawaiian expand across the globe.”

The renewed agreement will deepen integration between Alaska and Bank of America by:

•Creating incremental value for both companies.
•Increasing investment in the Atmos™ Rewards brand, Alaska and Hawaiian’s lounge program, and enhancing the suite of credit cards (including new cards and refreshes of existing cards).
•Enhancing technology and the cardholder experience, including expanded benefits across multiple card offerings.

“Alaska Air Group has been an exceptional partner for more than three decades, and this extension reflects our shared commitment to delivering meaningful value for cardholders,” said Dean Athanasia, Co-President, Bank of America. “Together, we’re investing in innovation, enhancing the cardholder experience, and supporting the continued growth of the Atmos Rewards platform — while creating long term value for both companies.”

Alaska and Bank of America are working toward BofA becoming the single issuer of all co-brand credit cards for the Atmos™ Rewards program, which has been recognized as the best Airline Rewards Program for 2026 by NerdWallet.

Remuneration from the co-brand card portfolio grew 10% in 2025, fueled by the launch of the Atmos Rewards loyalty program and the new premium Summit Visa Infinite® card. The Summit card continues to exceed acquisition and spend expectations, achieving significant average spend levels, driven by a compelling value proposition that includes exclusive lounge access and a unique Global Companion Award. This appeal has attracted new premium, high-spending customers and earned industry recognition, including being named The Points Guy’s best new personal credit card earlier this year.

The expansion of the card portfolio is expected to accelerate the growth of Alaska’s loyalty platform beyond the incremental $150 million in profit outlined in the Alaska Accelerate strategy. The extension with Bank of America reinforces this momentum, strengthening the partnership and supporting sustained long term value creation through the loyalty ecosystem.

Atmos Rewards Credit Card Benefits
The Atmos Rewards co-brand credit cards, powered by Bank of America, continue to provide cardholders industry-leading benefits including:
Summit Visa Infinite® card

•Access to an industry-leading 25,000-point Global Companion Award
•Eight Alaska Lounge day passes annually
•Three points for every $1 spent on all foreign transactions
•Travel delay protection and more
Ascent Visa Signature® card
•Access to the famous Companion Fare ($99 + taxes/fees),
•Free checked bag for cardholder and up to six travel companions
•$100 off an Alaska Lounge+ membership
•A faster path to elite status and more
Q&A
Q: What does this extended partnership mean for current and future Atmos Rewards cardholders?
A: The renewed agreement delivers expanded benefits, including increased investment in lounge programs, product enhancements and the potential for new card offerings. This ensures even greater value, more rewards, and improved experiences for all Atmos Rewards members.

Q: What does Alaska Air Group moving towards a "single issuer" with Bank of America signify for customers?
A: This initiative aims to streamline operations and further integrate the co-brand credit card experience across the entire Atmos Rewards portfolio, including Alaska Airlines and Hawaiian Airlines. It is designed to lead to more consistent, simplified, and enhanced services and offerings for cardholders.

Q: When can cardholders expect to see these new benefits and product enhancements, and how will they be notified of specific changes?
A: We are actively working to introduce enhanced benefits in the future and new product features as they become available. Cardholders will be informed of specific updates through our standard customer communications process at the appropriate time.

About Alaska Air Group
Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia and the Pacific. We'll serve Europe beginning in spring 2026. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska is a member of the oneworld alliance, with Hawaiian scheduled to join oneworld in spring 2026. With oneworld and our additional global partners, guests can earn and redeem points for travel to over 1,000 worldwide destinations with Atmos Rewards. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”

About Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving nearly 70 million clients with approximately 3,500 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 59 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom and register for news email alerts.

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